Exhibit 1.1

Hong Kong Exchanges and Clearing Limited, The Stock Exchange of Hong Kong Limited and the New York Stock Exchange, Inc. take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness, and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

THE TRANSACTIONS CONTEMPLATED BY THIS ANNOUNCEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE US SECURITIES AND EXCHANGE COMMISSION OR BY ANY US STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY US STATE SECURITIES COMMISSION PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTIONS OR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS ANNOUNCEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of the Offeror, HWL or HTIL nor is it a solicitation of any vote or approval in any jurisdiction. This announcement also does not constitute any solicitation or recommendation under rules and regulations of the SEC.

JOINT ANNOUNCEMENT

PROPOSED PRIVATISATION OF

HUTCHISON TELECOMMUNICATIONS INTERNATIONAL LIMITED

BY

HUTCHISON TELECOMMUNICATIONS HOLDINGS LIMITED

BY WAY OF A SCHEME OF ARRANGEMENT

(UNDER SECTION 86 OF THE COMPANIES LAW OF THE CAYMAN ISLANDS)

AT THE PRICE OF HK$2.20 PER SCHEME SHARE

(INCLUDING SCHEME SHARES UNDERLYING HTIL ADSs)

AND

CONDITIONAL OFFER TO CANCEL

ALL OUTSTANDING SHARE OPTIONS OF

HUTCHISON TELECOMMUNICATIONS INTERNATIONAL LIMITED

FURTHER AMENDMENTS TO THE SCHEDULE 13E-3

Financial Adviser to Hutchison Telecommunications Holdings Limited

Goldman Sachs (Asia) L.L.C.

Independent Financial Adviser to the Independent Board Committee of Hutchison Telecommunications International Limited

HTIL, the Offeror and HWL have filed further amendments to the Schedule 13E-3 with the U.S. Securities and Exchange Commission in response to comments received from its staff.

INTRODUCTION

Reference is made to the joint announcements of HWL, the Offeror and HTIL on 8 January 2010, 28 January 2010, 15 March 2010 and 22 April 2010, the announcement of HTIL on 15 January 2010, the Scheme Document dated 15 March 2010 and the letter to HTIL Shareholders (including HTIL ADS Holders) dated 27 April 2010.  Terms defined in the Scheme Document have the same meanings when used in this announcement, unless otherwise defined in this announcement. All times and dates stated in this announcement are Hong Kong times and dates except where otherwise stated.

FURTHER AMENDMENTS TO THE SCHEDULE 13E-3

In order to comply with the requirements of the U.S. Securities Exchange Act of 1934, HTIL, the Offeror and HWL filed a Form Schedule 13E-3 with the SEC on 15 March 2010 (the “Schedule 13E-3”).  On 20 April 2010 (New York time), HTIL, the Offeror and HWL filed an amendment to the Schedule 13E-3 with the SEC (the “Schedule 13E-3 Amendment”) in response to comments issued on 14 April 2010 (New York time) by the staff of the SEC following its review of the Schedule 13E-3.  On 27 April 2010 and 3 May 2010 (New York time), HTIL, the Offeror and HWL filed further amendments to the Schedule 13E-3 with the SEC (together with the Schedule 13E-3 Amendment, the “Schedule 13E-3 Amendments”), the amendment filed on 3 May 2010 (New York time) being made in response to comments issued on 30 April 2010 (New York time) by the staff of the SEC following its review of the Schedule 13E-3 Amendment filed.  A copy of the Schedule 13E-3 and the Schedule 13E-3 Amendments (together with their respective exhibits) are available from HTIL’s website (www.htil.com) and the SEC’s website (www.sec.gov).

The respective boards of directors of HWL, HTIL and the Offeror believe that no material new information or significant new opinions (as such expressions are respectively contemplated under the Takeovers Code) are disclosed in the Schedule 13E-3 Amendments, and that all of the material information reasonably necessary to make an informed decision about the merits of the Scheme and the Proposals, and whether or not to attend and vote at the Court Meeting and the EGM, is contained in the Scheme Document dated 15 March 2010 which is available (in both English and Chinese versions) from the Stock Exchange’s website (www.hkexnews.hk), HWL’s website (www.hutchison-whampoa.com) and from HTIL’s website (www.htil.com); and (in English only version) as an exhibit to the Schedule 13E-3.  HTIL Shareholders and HTIL ADS Holders should read the Scheme Document and the Schedule 13E-3 (as it has been or may be further amended) carefully before casting any vote at (or providing any voting instructions or proxy in respect of) the Court Meeting or the EGM.

By Order of the Board of Hutchison Whampoa Limited Edith Shih Company Secretary	By Order of the Board of Hutchison Telecommunications Holdings Limited Richard Chan Director

By Order of the Board of

Hutchison Telecommunications

International Limited

Edith Shih

Company Secretary

Hong Kong, 4 May 2010

As at the date of this announcement, the directors of HWL are:

Executive Directors:

Mr LI Ka-shing (Chairman)

Mr LI Tzar Kuoi, Victor (Deputy Chairman)

Mr FOK Kin-ning, Canning

Mrs CHOW WOO Mo Fong, Susan

Mr Frank John SIXT

Mr LAI Kai Ming, Dominic

Mr KAM Hing Lam

Non-executive Directors: Mr George Colin MAGNUS Mr William SHURNIAK

Independent non-executive Directors:

The Hon Sir Michael David KADOORIE

Mr Holger KLUGE

Mrs Margaret LEUNG KO May Yee

Mr William Elkin MOCATTA

(Alternate to The Hon Sir Michael
David Kadoorie)

Mr WONG Chung Hin

The directors of HWL jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the HTIL Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (other than those expressed by the HTIL Group) have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement in this announcement (other than that relating to the HTIL Group) misleading.

As at the date of this announcement , the directors of the Offeror are:

Mrs CHOW WOO Mo Fong, Susan

Mr Frank John SIXT

Mr CHAN Wai Chi, Richard

Mr HO Wai Leung, Edmond

Mr SNG Cheng Khoong, Robin

The directors of the Offeror jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the HTIL Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (other than those expressed by the HTIL Group or by HWL) have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement in this announcement (other than that relating to the HTIL Group) misleading.

As at the date of this announcement, the directors of HTIL are:

Executive Directors: Mr LUI Dennis Pok Man Mr Christopher John FOLL Mr CHAN Ting Yu (also Alternate to Mr Lui Dennis Pok Man)	Non-executive Directors: Mr FOK Kin-ning, Canning (Chairman) Mrs CHOW WOO Mo Fong, Susan (also Alternate to Mr Fok Kin-ning, Canning and Mr Frank John Sixt) Mr Frank John SIXT	Independent non-executive Directors: Mr KWAN Kai Cheong Mr John W. STANTON Mr Kevin WESTLEY	Alternate Director: Mr WOO Chiu Man, Cliff (Alternate to Mr. Christopher John Foll)

The directors of HTIL jointly and severally accept full responsibility for the accuracy of the information contained in this announcement relating to the HTIL Group and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement by the HTIL Group have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement in this announcement relating to the HTIL Group misleading.